US AIRWAYS REPORTS JULY TRAFFIC

ARLINGTON, Va., Aug. 3, 2005 -- US Airways reported its July 2005 passenger traffic today.

Mainline revenue passenger miles for July 2005 decreased 1.7 percent on a 0.7 percent decrease in available seat miles, compared to July 2004. The 81.9 percent passenger load factor is a 0.8 percentage point decrease compared to July 2004.

Revenue passenger miles for US Airways mainline during the first seven months of 2005 increased 2.2 percent on a 1.5 percent increase in available seat miles, compared to the same period in 2004. The passenger load factor for January through July 2005 was 76.4 percent, a 0.5 percentage point increase compared to the same period in 2004.

US Airways Express -- the two wholly owned subsidiaries of US Airways Group, Inc., Piedmont Airlines, Inc. and PSA, Inc., as well as the MidAtlantic Airways division of US Airways, Inc. -- reported a 77.2 percent increase in revenue passenger miles for July 2005, on 78.3 percent more capacity, compared to July 2004. The passenger load factor was 69.9 percent, a 0.4 percentage point decrease compared to July 2004.

For the first seven months of 2005, the US Airways Express entities reported a 110.1 percent increase in revenue passenger miles on 97.4 percent more capacity, compared to the same period in 2004. The passenger load factor was 64.1 percent, a 3.9 percentage point increase compared to the same period in 2004.

US Airways ended the month of June 2005 completing 98.1 percent of its scheduled departures, compared to 98.4 percent in July 2004

US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS
	July 2005	July 2004	Percent Change
Revenue Passenger Miles (000):
Domestic*	2,720,281	2,804,880	(3.0)
International*	1,129,314	1,109,314	1.8
Total - Scheduled Service	3,849,594	3,914,193	(1.7)
Total (Including Charter)	3,849,594	3,914,193	(1.7)

Available Seat Miles (000):
Domestic*	3,344,679	3,398,227	(1.6)
International*	1,353,213	1,332,311	1.6
Total - Scheduled Service	4,697,892	4,730,537	(0.7)
Total (Including Charter)	4,697,892	4,730,537	(0.7)

Passengers Boarded*	3,806,813	3,862,884	(1.5)
System Load Factor*	81.9	82.7	(0.8)
Average Passenger Journey*	1,011.2	1,013.3	(0.2)

* scheduled service

NOTE:   Numbers may not add or calculate due to rounding

US AIRWAYS, INC.
YEAR-TO-DATE 2005
	Jan.-July 2005	Jan.-July 2004	Percent Change
Revenue Passenger Miles (000):
Domestic*	17,933,784	17,383,359	3.2
International*	6,288,305	6,319,126	(0.5)
Total - Scheduled Service	24,222,089	23,702,485	2.2
Total (Including Charter)	24,223,339	23,703,645	2.2

Available Seat Miles (000):
Domestic*	23,702,468	23,146,385	2.4
International*	7,997,132	8,090,919	(1.2)
Total - Scheduled Service	31,699,600	31,237,304	1.5
Total (Including Charter)	31,701,202	31,239,939	1.5

Passengers Boarded*	25,160,416	24,784,455	1.5
System Load Factor*	76.4	75.9	0.5
Average Passenger Journey*	962.7	956.3	0.7

* scheduled service

NOTE:   Numbers may not add or calculate due to rounding

US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS
	July 2005	July 2004	Percent Change
Revenue Passenger Miles (000)	346,850	195,739	77.2
Available Seat Miles (000)	495,900	278,075	78.3
Passengers Boarded*	914,619	659,904	38.6
System Load Factor*	69.9	70.4	(0.4)
Average Passenger Journey	379.2	296.6	27.9

US AIRWAYS EXPRESS**
YEAR-TO-DATE 2005
	Jan.-July 2005	Jan.-July 2004	Percent Change
Revenue Passenger Miles (000)	2,064,547	982,498	110.1
Available Seat Miles (000)	3,218,973	1,630,414	97.4
Passengers Boarded*	5,560,587	3,831,001	45.1
System Load Factor*	64.1	60.3	3.9
Average Passenger Journey	371.3	256.5	44.8

*scheduled service
** Piedmont Airlines, Inc., PSA Airlines, Inc., and the MidAtlantic Airways division of US Airways

NOTE:   Numbers may not add or calculate due to rounding